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                                                                   EXHIBIT 10.18

                        Exelixis Pharmaceuticals, Inc.
                       One Kendall Square, Building 600
                        Cambridge, Massachusetts 02139

April 14, 1997

Geoffrey Duyk, M.D., Ph.D.
354 Woodland Road
Chestnut Hill, MA 02167

Dear Geoff:

This letter is to confirm our understanding with respect to your employment by Exelixis Pharmaceuticals, Inc. (the "Company") (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

     1. Employment. The Company will employ you, and you agree to be employed by the Company, to serve as the Chief Scientific Officer and Senior Vice President of Research and Development, reporting to the Company's President and Chief Executive Officer, and to perform such services and discharge such duties and responsibilities as may be prescribed by the Board of Directors (the "Board") of the company from time to time. The primary location at which you shall perform such services shall be the Company's facility located in Oakland, California. You shall devote your full time and best efforts in the performance of the foregoing services. You will be entitled to attend meetings of the Board as a non-voting observer. If the Company forms a management committee or similar committee charged with overseeing the operations of the company, you will serve on that committee.

     2.   Term of Employment.

          (a) Term: Termination. Your employment hereunder shall commence on April 14, 1997 and shall continue until April 14, 1999 (the "Initial Term"). The term of your employment shall renew automatically for any number of renewal terms of one year's duration each, unless either party to this Agreement provides written notice of its intention not to renew the Agreement at least sixty (60) days prior to the then effective expiration date. The giving of a notice of non-renewal by the Company as of the end of the Initial Term or any subsequent renewal term will be treated as a termination by the Company without Cause (as defined in Section 2(b) of this Agreement). Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

               (i)  Immediately upon your death; or

               (ii) By the Company:

                    (A) Upon notice following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for
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ninety (90) consecutive business days or an aggregate of one hundred fifty (150)
business days within any one year period during the term hereof ("Disability");

                      (B) Upon notice for Cause, as defined herein, and as set forth below;

                      (C) Without Cause, upon thirty (30) days' prior written notice to you of its intent to terminate your employment; or

               (iii) By you, upon notice to the Company, provided, that if you do not give at least thirty (30) days' prior written notice of your intention to terminate your employment hereunder, you will forfeit all prepaid benefits, any accrued but unpaid incentive compensation and any stock options which have not yet vested as of the date such notice is given.

     The right of the company to terminate your employment hereunder without Cause, to which you hereby agree, shall be exercisable by written notice sent to you by the Company.

          (b) Definition of "Cause." The company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten
(10) days' advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of (i) your continuing material failure to perform your assigned duties consistent with Section 1 of this Agreement, which failure of performance continues for a period of more than sixty (60) days after notice thereof has been provided to you by the Board of Directors, such notice to set forth in reasonable detail the nature of such failure, (ii) your willful misconduct or gross negligence, (iii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects the business activities, reputation, goodwill or image of the Company, or (iv) willful disloyalty, deliberate dishonesty, material uncured breach of fiduciary duty or material uncured breach of the terms of this Agreement or the Confidentiality Agreement (as defined in Section 6 of this Agreement).

     In making any determination under this Section, the Board shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered "willful" unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.

     3.   Compensation.

          (a) Salary. The Company shall pay you as the base compensation for your services and agreements hereunder during the Initial Term a base salary at the rate of Two Hundred and Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments. Your Base Salary will be reviewed annually by the Company's Board of Directors.
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          (b)  Bonus.  In addition to your Base Salary, you may be entitled to bonuses (including a cash component of up to 35% of your Base Salary as in effect from time to time) as are determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company's performance.

          (c)  Stock Options.

               (i) Contemporaneously with the execution of this Agreement, subject to the approval of the Board, the Company will grant you a stock option to purchase up to 900,000 shares of the common stock, par value $.001 per share, of the Company (the "Option") pursuant to the Company's 1994 Employee, Director and Consultant Stock Plan (the "Plan"). The exercise price for the shares covered by the Option will be $0.10 per share. For so long as you remain employed by the Company, the shares covered by the Option will vest as to 56,250 shares on the date that it is three months after the date of execution of this Agreement and as to additional 56,250 shares at the end of each period of three months thereafter until fully vested, provided that in the event of a Change of Control of the Company (as hereinafter defined) while you remain employed by the Company, all shares covered by the Option which have not previously vested will become fully vested. For the purposes of this Agreement, a "Change of Control" shall mean a consolidation or merger of the Company where the shareholders of the Company immediately prior to such consolidation or merger would not, immediately after such consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than 50% of the combined voting power of all outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any).

               (ii) You may be eligible to receive additional stock options to the Plan in such amounts and pursuant to vesting schedules as may be determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company's performance.

          (d)  Termination.

               (i) In the event of the termination of your employment by the Company without Cause (including by reason of the Company giving a notice of non-renewal pursuant to Subsection 2(a)), the Company will continue to pay you your Base Salary for a period after the date of such termination equal to the lesser of (1) six (6) months and (2) the period until you obtain alternative employment, payable as provided in Subsection 3(a). In addition, you will be entitled to receive the amount of any declared but unpaid bonus as at the date of such termination and the Company shall continue to make available to you such fringe benefits as are required by law.

               (ii) In the event of the termination of your employment by you for any reason (including by reason of your giving a notice of non-renewal pursuant to Subsection 2(a)), by the Company for Cause or as a result of your death or Disability, you shall be entitled to no severance, termination benefits, or other benefits, except that the Company shall continue to make available to you such fringe benefits as are required by law, and shall pay to you the pro rata amount of your Base Salary earned up to the date of said termination, said payment to be
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made on the same date as said salary payment would have been made had there been no termination.

     Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

          (e)  Loans.

               (i) The Company agrees that upon the execution of this Agreement, it will advance you the sum of $50,000 (the "Loan"). The Loan will be evidenced by a Note and will bear interest at the lowest applicable federal rate. Provided that you are employed by the Company on such anniversary dates, one-third of the principal balance of the Loan will be forgiven by the Company on each of the first, second and third anniversaries of the date of this Agreement. In the event that you leave the employment of the Company prior to the third anniversary of the date of this Agreement, any outstanding principal and interest will be due on the date of such termination of employment.

               (ii) If reasonably necessary to assist you in purchasing a primary residence in the San Francisco area, upon written request by you, the Company agrees to loan you an amount of up to one million three hundred thousand dollars ($1,300,000) for a period of up to ninety (90) days for such purpose (the "Home Loan"). The Home Loan will bear interest at the lowest applicable federal rate and will be secured by a pledge by you to the Company of registered and freely tradable shares of the common stock of Millennium Pharmaceuticals, Inc. ("Millennium") beneficially owned by you, provided that such a pledge does not violate applicable securities law or any agreement between you and the Millennium which would prevent or restrict such pledge or limit the Company's ability to exercise its rights under such pledge.

     4.   Benefits and Reimbursement of Expenses.

          (a) Vacation and Holidays. You shall be entitled to three weeks of paid vacation plus paid holidays in each year at a time or times (either consecutively or not consecutively) mutually agreeable to the company and you, in accordance with the Company's vacation and holiday policy in effect from time to time.

          (b) Employee Benefit Plans. You shall also be entitled to participate in the same manner as other executive employees of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life, medical, dental and other insurance, retirement, pension, 401k, profit-sharing and similar plans). If available at normal commercially reasonable cost, the Company will provide you (as part of a group policy or otherwise) with disability insurance covering sixty percent (60%) of your Base Salary.

          (c) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company's business in accordance with reasonable policies adopted from time to time by the Company.
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          (d)  Relocation Expenses.  The Company shall pay or reimburse you for the following out-of-pocket costs relating to your relocation from Boston, Massachusetts to the San Francisco area upon your reasonable substantiation of an itemized account for such expenses paid or incurred by you: (i) temporary living expenses for you in an amount not to exceed Three Hundred Dollars ($300) per day for a reasonable length of time; (ii) household goods insurance when in transit or storage, if required; (iii) packing and unpacking costs; (iv) transportation of household goods; (v) storage and delivery of household goods out of storage; (vi) an amount equal to one month of your initial Base Salary for incidental expenses in connection with such relocation; (vii) your current monthly mortgage payments (including any amounts for escrow of property taxes, insurance, etc.) in respect of your current residence in Chestnut Hill, Massachusetts for the period from July 1, 1997 to September 30, 1997 unless such residence is sold prior to September 30, 1997; and (vii) reasonable closing costs in connection with the sale of such residence.

     5.   Prohibited Solicitation.

          (a) During the period in which you are employed by the Company and for a period of one (1) year following the expiration or termination of your employment, whether such termination is voluntary or involuntary, you agree that you shall not, without the prior written consent of the Company either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

          (b) Survival of Agreement. Your agreement set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

     6. Protected Information. Upon execution of this Agreement, you agree to execute and deliver a Confidentiality Agreement in the form attached hereto as
Exhibit 6 (the "Confidentiality Agreement").
_________

     7. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Section 5 of this Agreement and the covenants contained in the Confidentiality Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise. Except as set forth in the preceding sentence, and except for disclosure to lenders or prospective investors at their request, and except as required by law or judicial process, the Company will keep the terms of this Agreement confidential.

     8. Records. Upon termination of your relationship with the Company, you agree to deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.
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     9.   Prior Agreements. You have previously provided to the Company copies of all documents related to your past employment, including any such documents relating to your confidentiality, non-competition or non-disclosure obligations (the "Documents"). In the event that either (i) your ability to perform the services for the Company contemplated by this Agreement is materially restricted as a result of the enforcement by any court of competent jurisdiction or arbitrator of any provision of the Documents, or (ii) the Company, in its sole discretion, determines that your ability to perform the services for the Company contemplated by this Agreement is materially restricted by the Documents, during the period while your performance of services hereunder is so restricted, the Company will be obligated only to pay you your Base Salary as set forth in Subsection 3(a) and to provide you with the Employee Benefit Plans as set forth in Subsection 4(b), provided that any options which you have been granted pursuant to Subsection 3(c) shall continue to vest as set forth in the respective option agreements.

     10.  General.

          (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

     If to the Company:  Exelixis Pharmaceuticals, Inc.
                         One Kendall Square, Building 600
                         Cambridge, MA 02139
                         Attention:  President

     With a copy to:     Jeffrey M. Wiesen, Esquire
                         Mintz, Levin, Cohn, Ferris
                         Glovsky and Popeo, PC
                         One Financial Center
                         Boston, MA 02111

     If to you:          Geoffrey Duyk, M.D., Ph.D.
                         354 Woodland Road
                         Chestnut Hill, MA 02167

     All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

          (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes
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all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

          (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

          (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

          (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

          (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California, without giving effect to the conflict of law principles thereof.

          (h) Arbitration. Except with respect to the provisions of Section 5 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the American Arbitration Association shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.
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          (i)  Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

          (j) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

          (k) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in
Section 5 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to an other remedy that may be available to the Company, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 of this Agreement.

          (l) No Waiver of Rights, Powers and Remedies. NO failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

          (m) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

          (n) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                              Very truly yours,

                              Exelixis Pharmaceuticals, Inc.


                              By: /s/ George Scangos
                                 -------------------------------------
                                    George Scangos, Ph.D.
                                    President and Chief Executive Officer

Accepted and Approved:


/s/ Geoffrey Duyk
------------------------------
Geoffrey Duyk